Exhibit 5.1

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060

February 19, 2021

Board of Directors
Markel Corporation
4521 Highwoods Parkway
Glen Allen, VA 23060

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 of Markel Corporation (the “Company”) being filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 100,000 common shares of the Company (the “Common Shares”) and an indeterminate amount of participation interests to be offered and sold under the Markel Corporation Retirement Savings Plan (the “Plan”). I am the Company’s Senior Vice President, Chief Legal Officer and Secretary and have represented it in connection with the Registration Statement.

In connection with the delivery of this opinion, I have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors, and such other records, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as I have deemed necessary or appropriate in connection with the opinions set forth herein. I am familiar with the proceedings taken by the Company in connection with the authorization, registration, offering and sale of the Common Shares and participation interests. With respect to certain factual matters, I have relied upon representations set forth in the Registration Statement, or otherwise made by officers of the Company. In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all documents submitted to me as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Based on such examination and review, and subject to the foregoing, I am of the opinion that authorized but not previously issued Common Shares that may be issued under the Plan have been validly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the United States of America and the Commonwealth of Virginia, and I have not considered, and I express no opinion as to, the laws of any other jurisdiction.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard R. Grinnan